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                                                                    EXHIBIT 99.1

FOR IMMEDIATE. RELEASE
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SHELDAHL COMPLETES BANKRUPTCY SALE TO INVESTOR GROUP

NORTHFIELD, Minnesota - August 30, 2002 - Sheldahl, Inc. today announced that it has completed the sale of substantially all of its continuing business assets to Northfield Acquisition Co., a new company owned by Sheldahl's three largest shareholders, Ampersand Ventures, Molex Incorporated and Morgenthaler Partners. The sale was approved by the Bankruptcy Court on August 21, 2002 following the company's Chapter 11 reorganization filed on April 30, 2002

         Northfield Acquisition Co. said it will retain the Sheldahl brand name and will continue to operate the Company's Northfield facility. Sheldahl's remaining operations in Longmont, Colorado will be relocated to Northfield and the Longmont plant will be closed. "This transaction is the result of a long course of negotiations with creditors and the buyers and is, in the company's opinion, a very good result for creditors as well as for employees and customers." said Benoit Pouliquen, President and Chief Executive Officer of Sheldahl.

         The sale includes a majority of the Sheldahl's operating assets and contracts necessary to maintaining its operations. The company said the sale would not result in any residual value for preferred and common shareholders.

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Contact:
Troy McCombs
Coltrin & Associates
212-221-1616